Exhibit 10.20

THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE (“Third Amendment”) made this 10th day of May, 2019, by Bell Works Master Tenant, LLC (“Landlord”), successor in interest to Somerset Holmdel Development I Urban Renewal, L.P. (“Somerset”), and iCIMS, Inc., (“Tenant”).

RECITALS

A.	Pursuant to a Lease Agreement dated July 8, 2016 between Landlord and Tenant, as amended by that certain First Amendment of Lease dated October 27, 2016 and that certain Second Amendment of Lease dated September 15, 2017 (collectively, the “Lease”), Tenant leases the Premises (that is more particularly described in the Lease) from Landlord.

B.	Landlord succeeded to Somerset’s interest as landlord under the Lease pursuant to that certain Assignment and Assumption of Leases Agreement dated December 14, 2017, by and between Somerset and Landlord.

C.	The Lease contemplated that an underground parking lot would be constructed under the Building.

D.	Landlord and Tenant agree that such underground parking lot will not be constructed, and in lieu of such construction Landlord will provide Tenant with certain other consideration subject to the terms and conditions set forth in this Third Amendment.

E.	Landlord and Tenant now desire to amend and modify certain provisions of the Lease as more particularly set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the sum of $10 and other good and valuable consideration, the receipt and sufficiency of which are all hereby acknowledged by each of the parties, Landlord and Tenant agree as follows:

1.	Recitals; Definitions. The Recitals set forth above are true and correct and by this referenced are incorporated herein in their entirety. All capitalized terms contained in this Third Amendment that are not otherwise defined herein will, for the purposes hereof, have the same meanings as are ascribed to them in the Lease.

2.	Lease Amendments. The Lease is hereby amended as follows:

a.	Landlord’s Contribution. Section 20.3(1) is revised to provide that Landlord’s Contribution will be equal to $14,188,130.00, allocated as follows:

i.	The First Phase Contribution is $8,397,090.00 ($45.00 multiplied by 186,602 RSF);

ii.	The Second Phase Contribution is $3,257,460.00 ($45.00 multiplied by 72,388 RSF);

iii.	The Third Phase Contribution is $2,533,580.00 ($35.00 multiplied by 72,388 RSF).

b.	Underground Parking.

i.	Section 38.6 of the Lease is deleted.

ii.

In the first sentence of Section 26.1 of the Lease, the following words are deleted: “provided, however, at such time as the underground parking garage is completed, the aforementioned 70 exclusive parking spaces will be reduced to 50 exclusive parking spaces.”

iii.	The second sentence of Section 26.2 is deleted.

iv.	The first sentence of Section 26.4 is deleted and replaced with the following: At least 6 electric vehicle charging stations will be provided in the parking area adjoining the Building.

v.	Landlord shall provide car parking for no more than 3 Tenant-designated vehicles indoors within Bell Works or via valet.

vi.

Notwithstanding subsections i, ii, iii, iv or v above, if Landlord makes an underground parking garage available to any tenant, then Tenant shall be entitled to all of the rights and benefits in and related to that underground parking garage as set forth in the Lease immediately prior to amendment by this Third Amendment, provided that such benefits shall not be deemed to reduce or diminish any rights of Tenant with respect to other parking then in effect under the Lease. By way of example, the parties agree that if Landlord provides underground parking, then Tenant will be entitled to the number of underground parking spaces provided for in Section 26.2 prior to amendment by this Third Amendment, but the number of other parking spaces reserved for exclusive use by Tenant shall not be reduced, notwithstanding Section 26.1.

c.

Entertainment Center. If Landlord makes an entertainment center available to any tenant, then Tenant shall be entitled to the following benefits: Landlord will ensure such vendor provides Tenant and its employees and invitees with: (1) free access / no cover charge (exclusive of dates or events which are reserved for the exclusive use of parties other than Tenant); and (2) the free, exclusive use of the entertainment center by Tenant up to 12 times per calendar year; provided that such exclusive use will occur not more frequently than 1 time per calendar month and will only occur during non-peak days, as determined by Landlord or the operator provided that the non-peak days shall include at least one weekday. Further, subject to any restrictions or limitations placed unilaterally by a third party entertainment center vendor, Landlord will use good faith effort to ensure such vendor provides Tenant and its employees and invitees with a 10% discount on all food, beverages and games; provided that in the event of a dispute as to whether the Landlord used good faith efforts, the maximum potential liability of Landlord, or remedy to Tenant, in such dispute is a monthly credit of $ 1,000 to be paid by Landlord and applied to Tenant (or at Tenant’s discretion, its employees’ and invitees’) purchases of food, beverages, or games, said credit not to exceed 36 months.

3.

No Defaults. The parties do hereby mutually agree and acknowledge that no default under, and no breach of any term and condition of the Lease has occurred or is continuing as of the date of this Third Amendment.

4.

No Other Amendments. The Lease includes this Third Amendment and all of the terms, covenants, and conditions set forth in the Lease will remain unmodified and in full force and effect. In the event of any inconsistencies between the balance of the Lease and this Third Amendment, the terms of this Third Amendment will govern.

5.	Authority.

a.

Tenant represents and warrants to Landlord that Tenant has the power and authority to enter into this Third Amendment and modify the Lease as set forth herein and Tenant does not need to obtain the consent of any other third party with respect to the foregoing.

b.

Landlord represents and warrants to Tenant that such party has the power and authority to enter into this Third Amendment and modify the Lease as set forth herein and Landlord has obtained the consent of Landlord’s mortgagee with respect to the foregoing.

6.

Binding. This Third Amendment will be binding upon the parties hereto and their respective successors and assigns and may not be modified except by a writing signed by the parties who are then Landlord and Tenant under the Lease.

7.

Counterparts. This Third Amendment may be executed in multiple counterparts, each of which will be an original and all of which together will constitute one and the same Third Amendment. It will not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart. A facsimile or electronically transmitted copy of this Third Amendment and any signatures hereon will be considered for all purposes as originals.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF Landlord and Tenant have caused this Third Amendment to Lease to be executed the day and year first above written.

WITNESS	TENANT: iCIMS, Inc., a New Jersey corporation
/s/ Alicia Lawson	By:	/s/ Ronald Kasner
Name: Ronald Kasner
Title: President

WITNESS	LANDLORD: BELL WORKS MASTER TENANT, LLC
/s/ Helene L. Josovitz	By:	/s/ Raphael Zucker
Helene L. Josovitz	Name: Raphael Zucker
Title: Managing Member

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